FEE OFFSET AGREEMENT
APOLLO INVESTMENT CORPORATION
THIS AGREEMENT is hereby made as of January 16, 2019 (the “Agreement”) between Apollo Investment Corporation, a Maryland corporation (the “Company”), and Apollo Investment Management, L.P., a Delaware limited partnership (the “Adviser”).
WHEREAS, the Adviser serves as the investment adviser of the Company pursuant to the Third Amended and Restated Investment Advisory Management Agreement, dated August 8, 2018, by and between the Company and the Adviser (the “Advisory Agreement”);
WHEREAS, Merx Aviation Finance, LLC (“Merx”), a portfolio company of the Company, has entered into a servicing agreement with an affiliate of the Adviser; and
WHEREAS, as additional consideration for these services, the Adviser agrees to offset certain fees payable to the Adviser by the Company as described herein.
NOW, THEREFORE, the Company and the Adviser hereby agree as follows:

1.	Definitions. For purposes of this Agreement, unless otherwise expressly defined, the following terms shall have the meanings assigned to them below:

a.
“Offset Start Date”: The period beginning on the earlier of (i) the date of the first close for a New Aircraft Fund or (ii) the first date that a new substantial aircraft investment is made by one or more of the Included Funds;

b.
“Included Funds”: Dedicated funds / capital raised to be invested directly into new aircraft-related investments including (i) related insurance balance sheets (“New Balance Sheet Investments”), (ii) new aircraft managed account capital (“New Managed Accounts”), and (iii) new dedicated aircraft funds (“New Aircraft Funds”), which will serve as the basis for both the Management Fee Offset and Incentive Fee Offset;

c.
“Management Fee Offset”: An offsetting fee credit applied against quarterly incentive fees earned by the Adviser and its affiliates under the Advisory Agreement based on management fee revenue earned by the Adviser and its affiliates from managing Included Funds; and

d.
“Incentive Fee Offset”: An offsetting fee credit applied against quarterly incentive fees earned by the Adviser under the Advisory Agreement based on incentive fee revenue realized by the Adviser and its affiliates from managing Included Funds.

2.
Fee Offset. Beginning on the Offset Start Date, subject to the terms hereof, the Adviser agrees to provide a Management Fee Offset and Incentive Fee Offset (collectively, the “Fee Offset”) to the Company. The amount of the Fee Offset shall initially be 20% of the management fee revenue earned and incentive fee revenue realized, respectively, by the Adviser and its affiliates in connection with managing any aircraft assets in the Included Funds. Once the aggregate of the capital raised by the New Aircraft Funds or New Managed Accounts and capital invested by the New Balance Sheet Investments exceeds $3 billion cumulatively, the amount of the Fee Offset shall be 10% of the amount of incremental management fee revenue earned and incentive fee revenue realized, respectively, by the Adviser and its affiliates. The Fee Offset will be calculated and paid on a quarterly basis in arrears, with the Management Fee Offset and Incentive Fee Offset calculations detailed further in paragraph three (3).

3.	Calculation of Fee Offset Amount.

a.
The Management Fee Offset shall be calculated based on management fees earned by the Adviser and its affiliates from managing any aircraft assets in the Included Funds during the seven (7) year period commencing on the Offset Start Date. The Management Fee Offset shall cease to be earned seven (7) years after the Offset Start Date. For the avoidance of doubt, the Company will not be eligible to receive a Management Fee Offset on management fee revenue accrued or earned by the Adviser and its affiliates following the seven (7) year anniversary of the Offset Start Date.

b.
The Incentive Fee Offset shall be calculated based on incentive fees realized (i.e., realized in cash) by the Adviser and its affiliates from managing the Included Funds raised (other than for New Balance Sheet Investments) or made by New Balance Sheet Investments during the seven (7) year period following the Offset Start Date. The Incentive Fee Offset will be credited to the Company as those incentive fees are realized by the Adviser and its affiliates (i.e., cash realized carry must be received by the Adviser for the Company to receive the Incentive Fee Offset). For the avoidance of doubt, the Company will receive the Incentive Fee Offset even if those incentive fees are not realized until after the end of the seven (7) year period following the Offset Start Date, so long as the applicable investments by the Included Funds were raised or made during the seven (7) year period following the Offset Start Date. If incentive fee revenue previously realized by the Adviser and its affiliates and credited to the Company as part of the Incentive Fee Offset is ever subject to recapture, the Company agrees it will repay the Adviser for the applicable portion of the Incentive Fee Offset amount that was recaptured.

4.
Fee Offset Mechanism. All Fee Offsets will be credited against any incentive fee payable to the Adviser under the Advisory Agreement in the current quarter. To the extent any unapplied Fee Offset exceeds the incentive fees payable in a given quarter, such excess will carry forward to be credited against incentive fees payable by the Company in subsequent quarters.

5.
Exclusions. For the avoidance of doubt, the Fee Offset excludes all revenue that the Adviser and its affiliates earn from: (i) existing aircraft-related investments held in existing managed accounts or on related insurance balance sheets, except that any revenue earned on such investments used to provide seed capital / initial contributions for New Aircraft Funds will be included in the Fee Offset; and (ii) existing managed accounts that invest in aircraft-related investments. In addition, aircraft lessor or airline investments made by the private equity business of the Adviser and its affiliates, as well as strategic or platform investments made by the Adviser and its affiliates and funds or management contracts acquired by the Adviser and its affiliates are excluded from the Fee Offset.

6.	Term.

a.
This Agreement shall become effective as of the date set forth above. In the event that this Agreement terminates, any Fee Offset amounts accrued by the Adviser pursuant to this Agreement through or as of the termination date will remain due and payable to the Company as and when realized by the Adviser.

b.
The Fee Offset provisions of this Agreement shall terminate automatically in the event of the termination of the Advisory Agreement unless a new investment advisory agreement with the Adviser (or with an affiliate under common control with the Adviser) becomes effective upon such termination. If the Fee Offset provisions of this Agreement terminate other than as a result of action by the Company’s Board, the Adviser agrees pay to the Company amounts equivalent to the Fee Offset at the time they otherwise would have been due and payable.

c.
The termination of the Advisory Agreement shall have no effect on the Research Support Agreement between Apollo Capital Management, L.P. and Merx dated January 16, 2019, the Apollo Technical Support Agreement between Apollo Management Holdings, L.P. and Merx dated January 16, 2019 or the Merx Servicing Agreement between Apollo Capital Management, L.P. and Merx dated January 16, 2019 and shall not cause those other agreements to terminate.

7.
Miscellaneous. This Agreement may not be assigned by a party without the consent of the other party. This Agreement may be amended by mutual consent of the parties. This Agreement shall be construed in accordance with laws of the State of New York without regard to conflict of law principles. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The parties hereto irrevocably agree for the benefit of each other that the federal courts in the Southern District of New York are to have exclusive jurisdiction to settle any disputes (whether contractual or non-contractual) which may arise out of or in connection with this Agreement and that accordingly any action arising out of or in connection therewith (together referred to as “Proceedings”) may be brought in such courts. The parties hereto irrevocably submit to the jurisdiction of such courts and waive any objection which they may have now or hereafter to the laying of the venue of any Proceedings in any such court and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agree that a judgment in any Proceedings brought in such courts shall be conclusive and binding upon the parties hereto and may be enforced in the courts of any other jurisdiction. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ITS ENTERING INTO THIS AGREEMENT. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office. This Agreement may be executed in any number of counterparts by facsimile or other written form of communication, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
APOLLO INVESTMENT MANAGEMENT, L.P.
By: ACC MANAGEMENT, LLC, its general partner

By:    /s/ Anthony Civale
Name: Anthony Civale
Title: Vice President

APOLLO INVESTMENT CORPORATION

By:    /s/ Gregory W. Hunt
Name: Gregory W. Hunt
Title: Chief Financial Officer